UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Fretthold, Timothy J.
   P.O. Box 696000
   San Antonio, TX  78230
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Administrative and Legal Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |03/20/|F   | |288               |D  |$36.06     |                   |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/20/|F   | |1,318             |D  |$36.06     |                   |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/20/|M   | |2,019             |A  |$23.53     |22,075 (b)         |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/31/|A   |V|366               |A  |           |6,730 (d)          |I     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |$23.53  |03/20|M   | |2,019      |D  |02/06|02/06|Common Stock|2,019  |$23.53 |            |D  |            |
(right to buy) (g)    |        |/98  |    | |           |   |/98  |/05  |            |       |       |            |   |            |
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Employee Stock Option |$36.06  |03/20|A   |V|1,318      |A  |03/20|02/06|Common Stock|1,318  |$36.06 |            |D  |            |
(right to buy) (g)    |        |/98  |    | |           |   |/00  |/05  |            |       |       |            |   |            |
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Cash Only Securities  |        |     |A   | |562        |A  |(hh) |     |Common Stock|562    |       |227,487     |D  |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(b) 1,050 of such shares were issued pursuant to Long-Term Incentive Plans and remain subject to forfeiture as of March 31, 1998.
(d)  Held by Trustee of the Company's Employee Stock Ownership
Plans.
(g) Employee Stock Option granted under the Company's 1990 Long-Term Incentive Plan.
(hh) Cash only securities denominated in Ultramar Diamond Shamrock Corporation stock held in the Company's
Excess ESOP Plan for Mr. Fretthold's account at March 31,
1998.
SIGNATURE OF REPORTING PERSON
/s/ TIMOTHY J. FRETTHOLD (By Power of Attorney)
DATE
April 9, 1998